Exhibit 99.k.1

Transfer Agency and Service Agreement

Between

StoneCastle Financial Corp.

and

Computershare Trust Company, N.A.

and

Computershare Inc.

AGREEMENT effective as of the 9th day of September, 2013 (“Effective Date”) by and between StoneCastle Financial Corp., a Delaware corporation, having its principal office and place of business at 152 West 57th Street, 35th Floor, New York, New York 10019 (“Company”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 250 Royall Street, Canton, Massachusetts 02021 (collectively, “Transfer Agent” or individually, “Computershare” and “Trust Company”, respectively).

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar, and administrator of any dividend reinvestment plan or direct stock purchase plan for Company, and Computershare as processor of all payments received or made by Company under this Agreement;

WHEREAS, Trust Company and Computershare will each separately provide specified services covered by this Agreement and, in addition, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.                                      CERTAIN DEFINITIONS.

1.1.                            “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2.                            “Agreement” means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed by the parties hereto.

1.3.                            “DSPP” means direct stock purchase plan.

1.4.                            “Plans” means any dividend reinvestment plan, DSPP, or similar reinvestment or repurchase programs administered by Trust Company for Company, whether as of the Effective Date or at any time during the term of this Agreement.

1.5.                            “Services” means all services performed or made available or to be performed by Transfer Agent pursuant to this Agreement.

1.6.                            “Share” means Company’s common shares, par value $0,001 per share, and Company’s preferred shares, par value $0,001 per share, authorized by Company’s Certificate of Incorporation, and other classes of Company’s shares to be designated by Company in writing and which Transfer Agent agrees to service under this Agreement.

1.7.                            “Shareholder” means a holder of record of Shares.

1.8.                            “Shareholder Data” means all information maintained on the records database of Transfer Agent concerning Shareholders.

2.                                      APPOINTMENT OF AGENT.

2.1.                            Appointments.  Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares and as administrator of Plans in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments.

2.2.                            Documents.  In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Transfer Agent:

(a)                                 Copies of resolutions appointing Trust Company as the transfer agent;

(b)                                 If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;

(c)                                  Specimens of the signatures of the officers or other authorized persons of Company authorized to sign written instructions and requests and, if applicable, sign Share certificates;

(d)                                 An opinion of counsel for Company addressed to both Trust Company and Computershare stating that:

(i)                                     Company is duly organized, validly existing and in good standing under the laws of its state of organization;

(ii)                                  All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration;

(iii)                               All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable; and

(iv)                              The use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

(e)                                  A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;

(f)                                   A completed Internal Revenue Service Form 2678; and

(g)                                  A completed Form W-8 or W-9, as applicable.

In addition, upon any future original issuance of Shares for which Transfer Agent will act as transfer agent hereunder except for Shares reserved for future issuances from under the Company’s dividend reinvestment plan, Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3.                            Records.  Transfer Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents which have been employed by Company or any of its agents and which are certified to be true, authentic and complete.  Transfer Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry.  Transfer Agent agrees that all such records will be preserved, maintained and made available in accordance with requirements of law, and will be surrendered promptly to Company at the Company’s written request.

2.4.                            Shares.  Company shall, if applicable, inform Transfer Agent as soon as possible in advance as to (i) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share certificate of any legend restricting the transfer of such Shares (subject, in the case of removal of any such legend, to delivery of a legal opinion from counsel to Company in form and substance acceptable to Transfer Agent), or the substitution for such certificate of a certificate without such legend; (ii) any authorized but unissued Shares reserved for specific purposes; (iii) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (iv) reserved Shares subject to options, warrants, convertible debt and other derivative securities issued by the Company and the details of such reservation; (v) any Share split or Share dividend; (vi) any other relevant event or special instructions which may affect the Shares; and (vii) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.

2.5.                            Share Certificates.  If applicable, Company shall provide Transfer Agent with (i) documentation required to print on demand Share certificates, or (ii) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Transfer Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6.                            Company Responsibility.  Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Transfer Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7.                            Scope of Agency.

(a)                                 Transfer Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person.  Transfer Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Transfer Agent.

(b)                                 Transfer Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Transfer Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed by Transfer Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile.  In addition, Transfer Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)                                  From time to time, Company may provide Transfer Agent with instructions concerning the Services.  Further, Transfer Agent may apply to any officer or other authorized person of Company for instruction, and may consult with legal counsel for Transfer Agent or Company with respect to any matter arising in connection with the Services.  Transfer Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 9.2 of this Agreement for any action taken or omitted by Transfer Agent in reliance upon any Company instructions or upon the advice or opinion of such counsel.  Transfer Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Company.

3.                                      STANDARD SERVICES.

3.1.                            Share Services.  Transfer Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein.  Further, Transfer Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2.                            Replacement Shares.  Transfer Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Transfer Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Transfer Agent that such certificates have been acquired by a bona fide purchaser.  Transfer Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity.  Transfer Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.  Transfer Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates.  Transfer Agent may receive compensation, including in the form of surety premiums, for administrative services provided in connection with surety programs offered to Shareholders.

3.3.                            Internet Services.  Transfer Agent shall make available to Company and Shareholders, through www.computershare.com (“Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Transfer Agent’s security procedures and the terms and conditions set forth herein and on the Web Site.  Transfer Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4.                            Proprietary Information.  Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Transfer Agent as part of the Services are under the control and ownership of Transfer Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”).  In no event shall Proprietary Information be deemed Shareholder Data.  Company agrees that Proprietary Information is of substantial value to Transfer Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 11 of this Agreement.  Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

3.5.                            Third Party Content.  Transfer Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Transfer Agent by certain third parties who may assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof.  Company agrees and acknowledges that Transfer Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

3.6.                            Lost Shareholders; In-Depth Shareholder Search.

(a)                                 Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), without charge to the Shareholder.  If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)                                 To the extent not required under the Exchange Act (in which case clause (a) above shall apply), Transfer Agent may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s account (“Authorized Representative”)), and (iii) locating Shareholders whose accounts contain an uncashed check older than 180 days, in each case using the services of a locating service provider selected by Transfer Agent, which service provider may be an affiliate of Computershare.  Such provider may compensate Transfer Agent for processing and other services that Transfer Agent provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)                                  Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the locating service provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s account.  Such provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Transfer Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction.  If Company selects a locating service provider other than one selected by Transfer Agent, then Transfer Agent shall not be responsible for the terms of any agreement between such provider and Company and additional fees may apply.

(d)                                 Pursuant to Section 2.7(c) of this Agreement, Company hereby authorizes and instructs Transfer Agent to provide a Shareholder file or list of those Shareholders not located following the required Rule 17Ad-17 searches to any service provider administering any in-depth shareholder location program on behalf of Computershare or Company.

3.7.                            Compliance with Laws.  Transfer Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

4.                                      PLAN SERVICES.

4.1.                            Trust Company shall perform all services under the Plans, as the administrator and plan agent of such Plans, with the exception of payment processing for which Computershare has been appointed as agent by Company, and certain other services that Trust Company may subcontract to Computershare as permitted by applicable law (e.g., ministerial services).

4.2.                            To the extent Company does not have a DSPP as of the Effective Date, Company agrees that Trust Company may implement and administer Trust Company’s DSPP on behalf of Company at any time during the term of this Agreement, upon providing prior written notice to Company.  In consideration of Trust Company receiving service and transaction fees from the

DSPP participants in connection with its administration of the DSPP, Transfer Agent shall not charge any fees to Company for such administration.

4.3.                            Transfer Agent shall act as agent for Shareholders pursuant to the Plans in accordance with the terms and conditions of such Plans.

5.                                      COMPUTERSHARE DIVIDEND DISBURSING AND PAYMENT SERVICES.

5.1.                            Declaration of Dividends.  Upon receipt of written notice from the Chief Executive Officer, President, or Treasurer of Company declaring the payment of a dividend, Computershare shall disburse such dividend payments provided that Company furnishes Computershare with sufficient funds one day in advance of the applicable payable date.  The payment of such funds to Computershare for the purpose of being available for the payment of dividends from time to time is not intended by Company to confer any rights in such funds on Shareholders whether in trust, contract, or otherwise.

5.2.                            Stop Payments.  Company hereby authorizes Computershare to stop payment of checks issued in payment of sales proceeds and of dividends, if applicable, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and Computershare shall issue and deliver duplicate checks in replacement thereof, and Company shall indemnify Transfer Agent against any loss or damage resulting from reissuance of the checks for which the original check has been timely stopped prior to reissuance pursuant to this Section 5.2.

5.3.                            Tax Withholding.  Company hereby authorizes Computershare to deduct from all payments of sales proceeds and of dividends declared by Company and disbursed by Computershare, as dividend disbursing agent, if applicable, the tax required to be withheld pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code of 1986, as amended, or by any federal or state statutes subsequently enacted, and to make the necessary returns and payment of such tax in connection therewith.

5.4.                            Plan Payments.  If applicable, Company hereby authorizes Computershare to receive all payments made to Company {i.e., optional cash purchases) or Transfer Agent under the Plans and make all payments required to be made under such Plans, including all payments required to be made to Company and payments of stock dividends.

5.5.                            Bank Accounts.  Company acknowledges that the bank accounts maintained by Computershare in connection with the Services will be in Computershare’s name as agent for Company and that Computershare may receive investment earnings in connection with the investment, at Computershare’s risk and for its benefit, of funds held in those accounts from time to time.

6.                                      INTENTIONALLY OMITTED.

7.                                      FEES AND EXPENSES.

7.1.                            Fee and Service Schedules.  Company agrees to pay Transfer Agent the reasonable fees and reasonable out-of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the Initial Term (as defined below).  At least sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will negotiate in good faith to agree upon a new fee schedule for the upcoming Renewal Term.

7.2.                            Out-of-Proof Funds.  If applicable, conversion funding required by any out-of-proof condition caused by Company or a prior agent of Company shall be advanced to Transfer Agent upon discovery of such out-of-proof condition.

7.3.                            Invoices.  Company agrees to pay all fees and reimbursable expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute.  In the event of such dispute, Company must promptly notify Transfer Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute.  Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

7.4.                            Late Payments.

(a)                                 If any undisputed amount in an invoice of Transfer Agent (for fees or reimbursable expenses) is not paid within 30 days after receipt of such invoice, Transfer Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one percent (1.0%).  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)                                 The failure by Company to (i) pay the undisputed portion of an invoice within 90 days after receipt of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach pursuant to Section 12.2 below.  Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide Company with 30 days to cure such breach.

8.                                      REPRESENTATIONS AND WARRANTIES.

8.1.                            Transfer Agent.  Transfer Agent represents and warrants to Company that:

(a)                                 Governance.  Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has all requisite power, authority and legal right to execute, deliver and perform this Agreement; and

(b)                                 Compliance with Laws.  The execution, delivery and performance of this Agreement by Transfer Agent has been duly authorized by all necessary corporate action, constitutes the legal, valid and binding obligation of Transfer Agent enforceable against Transfer Agent in accordance with its terms (except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles), will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Transfer Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Transfer Agent, (iii) Transfer Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Transfer Agent is a party.

8.2.                            Company.  Company represents and warrants to Transfer Agent that:

(a)                                 Governance.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power, authority and legal right to enter into and perform this Agreement;

(b)                                 Compliance with Laws.  The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary corporate action, constitutes the legal, valid and binding obligation of Company enforceable against Company in accordance with its terms (except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles), will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules; and

(c)                                  Securities Laws.  Registration statements under the 1933 Act and the Exchange Act have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, Exchange Act and state securities laws; Company will immediately notify Transfer Agent of any information to the contrary.

(d)                                 Shares.  The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any

Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

(e)                                  Facsimile Signatures.  The use of facsimile signatures by Transfer Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

9.                                      INDEMNIFICATION AND LIMITATION OF LIABILITY.

9.1.                            Liability.  Transfer Agent shall only be liable for any loss or damage resulting from Transfer Agent’s gross negligence, willful misconduct, material breach of this Agreement or violation of applicable law provided that any liability of Transfer Agent will be limited in the aggregate to three times the amounts paid hereunder by Company to Transfer Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from Transfer Agent is being sought.

9.2.                            Indemnity.  Company shall indemnify and hold Transfer Agent harmless from and against, and Transfer Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, reasonable counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Transfer Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Transfer Agent as set forth in Section 9.1 above.

10.                               DAMAGES.  Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

11.                               CONFIDENTIALITY.

11.1.                     Definition.  “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement.  Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates).  Confidential Information shall not include any information that is:  (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

11.2.                     Use and Disclosure.  All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior written consent.  However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.  Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 11.

11.3.                     Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Transfer Agent for Shareholder records pursuant to standard subpoenas from state or federal government authorities {e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

11.4.                     Unauthorized Disclosure.  As may be required by law and without limiting any party’s rights in respect of a breach of this Section 11, each party will promptly:

(a)                                 notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)                                 furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)                                  use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

11.5.                     Costs.  Each party will bear the costs it incurs as a result of compliance with this

12.                               TERM AND TERMINATION.

12.1.                     Term.  The initial term of this Agreement shall be three (3) years from the date first stated above (the “Initial Term”) unless terminated pursuant to the provisions of this Section 12.  This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.

12.2.                     Termination for Cause.  This Agreement may be terminated at any time by any party (i) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (ii) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

12.3.                     Costs and Expenses.  Upon termination of this Agreement for any reason, (a) all fees earned and expenses incurred by Transfer Agent up to and including the date of such termination shall be immediately due and payable to Transfer Agent on or before the effective date of such termination, and (b) except by the Company for cause pursuant to Section 12.2, Company shall pay all costs and expenses associated with the movement of records, materials, and services to Company or the successor agent, including (i) all reasonable out-of-pocket costs and (ii) a conversion fee of $5,000.00 for the standard conversion services listed on Exhibit A attached to this Agreement.  In the event any of the extended conversion services listed on Exhibit A are requested by Company, the fee for each extended conversion service will be $2,500.00.

12.4.                     Early Termination.  Notwithstanding anything herein to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Company for any reason other than pursuant to Section 12.2 above, including but not limited to, Company’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 12.2 above, then, in addition to the payments required in Section 12.3 above, Company shall pay to Transfer Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination.  Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date.  If Company does not provide notice of early termination within the time period referenced in Section 12.1 above, Transfer Agent shall make a good faith effort, but cannot guarantee, to convert Company’s records on the date requested by Company.

13.                               ASSIGNMENT.  Neither this Agreement nor any rights or obligations hereunder may be assigned by Company or Transfer Agent without the written consent of the other; provided, however, that Transfer Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-l promulgated under the Exchange Act.

14.                               SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

14.1.                     Subcontractors.  Transfer Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.  If Transfer Agent changes any of its subcontractors after the Effective Date of this Agreement and such change results in Transfer Agent not meeting two (2) or more of the performance standards listed in Exhibit B of this Agreement in any month and Transfer Agent is unable to cure such failure within ninety (90)

days, Company may terminate this Agreement upon sixty (60) days written notice to Transfer Agent.

14.2.                     Unaffiliated Third Parties.  Nothing herein shall impose any duty upon Transfer Agent in connection with or make Transfer Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Transfer Agent selected such company, Transfer Agent exercised due care in selecting the same.

15.                               MISCELLANEOUS.

15.1.                     Notices.  Any notice or communication by Transfer Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:                                                             StoneCastle Financial Corp.

152 West 57th Street, 35th Floor

New York, New York 10019

Attn:  [Chief Financial Officer]

If to Transfer Agent:                                Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Attn:  General Counsel

15.2.                     No Expenditure of Funds.  No provision of this Agreement shall require Transfer Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3.                     Publicity.  Neither party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Transfer Agent may use Company’s name in its customer lists or otherwise as required by law or regulation.

15.4.                     Successors.  All the covenants and provisions of this Agreement by or for the benefit of Company or Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.5.                     Amendments.  This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

15.6.                     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

15.7.                     Governing Law; Jurisdiction.  This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law.  The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.  Transfer Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof.  Transfer Agent may consult with foreign counsel, at Company’s expense, to resolve any foreign law issues that may arise as a result of Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

15.8.                     Force Majeure.  Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.9.                     Third Party Beneficiaries.  The provisions of this Agreement are intended to benefit only Transfer Agent, Company and their respective permitted successors and assigns.  No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.10.              Survival.  All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.11.              Priorities.  In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.12.              Merger of Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.13.              No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.14.              Descriptive Headings.  Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.15.              Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the date first written above.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		StoneCastle Financial Corp.

By:	/s/Dennis V. Moccia	By:	/s/Erik Minor

Name:	Dennis v. Moccia	Name:	Erik Minor

Title:	Manager, Contract Administration	Title:	CFO

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]

Exhibit A
Standard and Extended Conversion Services

Termination Phase	Standard Services. $5,000.00 Minimum Fee Per Termination	Extended Services. $2,500.00 for each of the individual Services listed below.
Test of Conversion Services	• Not applicable

•                  Test full audit extracts files (which are either transmitted to the agent or copied on to a protected CD); test Full Registered List, all classes Opened and/or Closed

•                  Additional test audit extracts (includes all shareholder details.  Control totals & codes sent w/extracts)

•                  Test separate exchange lists for each class

•                  Test certificate stop list

•                  Test certificate legend list

•                  Test RPO accounts

•                  Test full transactions lists

•                  Test ACH debit list including plan shares and reinvestment code

•                  Test ACH credit list and secondary address list

Final Conversion Services

•                  Full audit extracts

•                  Full registered list opened and closed

•                  Certificate stop list

•                  Certificate legend list

•                  RPO accounts

•                  End of year tax report*

•                  Parallel processing for up to 4 days

•                  Communications with new agent as applicable

•                  Separate exchange lists for each class

•                  Full transactions list

•                  ACH Debit including plan shares and reinvestment code*

•                  ACH Credit list and secondary address list*

•                  1099D detailed report*

•                  1042S detailed report*

•                  Parallel processing for more than 4 days (each additional day is considered one extended service)

Post Conversion Services	• Certification letter • Due Diligence statement • 3 months post conversion • Check extract files • Check reports • Check reports and extracts to CDs • Communications with new agent as applicable	• Not applicable

* Not applicable to terminations for non-dividend payers.

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EXHIBIT B

SERVICE LEVEL AGREEMENT

Calls Handled/Wait Time

•                  At least 95% of all incoming calls will be answered (less than 5% abandoned).  A call is not considered incoming until it is offered to the queue to speak with a telephone service representative.  An incoming call is considered abandoned if the caller hangs up before a representative answers the call.

•                  The monthly weighted average speed of answer for all incoming calls will be sixty (60) seconds.

Telephone Inquiries/Written/Electronic Correspondence

•                  At least 90% of routine written correspondence will be responded to within 5 business days

•                  At least 90% of emails will be responded to within 3 business days

•                  At least 95% of requests for replacement stock certificates will be responded to within 3 business days.

Securities Transfer

•                  All routine (as defined by SEC regulations) transfers will be completed or rejected within SEC guidelines - 90% within 72 hours.

•                  At least 90% of all non-routine transfers will be completed or rejected within 5 business days of receipt by the transfer agent.

Dividend Distribution

•                  Accurate dividend checks will be released to the USPS, according to a schedule mutually agreed to by the transfer agent and client.

•                  95% of replacement dividend checks will be mailed within 5 business days of the request (after an initial waiting period of 10 calendar days after the payable date).

Dividend Reinvestment/Direct Stock Purchase

•                  95% of all of the certificate withdrawals or account terminations requests will be mailed within 3 business days of receipt.  Funds and/or certificates resulting from withdrawals and/or terminations coupled with the sale of shares will be mailed within 3 days of settlement.

•                  95% of all requests for mailing Plan enrollment packages will be mailed within 5 business days of receipt.

•                  95% of initial and optional cash investments will be processed within the time period established in the Plan prospectus.

•                  95% of quarterly Plan statements to be mailed within 5 business days of transactions.

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Annual Reports/Proxy Materials

•                  The annual report and proxy materials will be sent according to a schedule mutually agreed to by the transfer agent and client with the objective that 100% of the materials are delivered to shareowners by the date established by client.

Unclaimed Property

•                  100% of state-required abandoned property will be escheated to the states as required and state- required reports will be accurate and filed on time.

Client Satisfaction

•                  Maintain at least an average client satisfaction of 80% - only applicable if the Shareholder base is 100 Accounts or more and 25% of the Shareholders surveyed respond.  The survey will be conducted by Transfer Agent annually at the Company’s request.  Company shall reimburse Transfer Agent for all costs associated with the mailing of the survey.

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